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[GRAPHIC OMITTED]                                                  Exhibit 99.1

                          OCWEN ASSET INVESTMENT CORP.
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FOR IMMEDIATE RELEASE                   FOR FURTHER INFORMATION CONTACT:
                                            MARK S. ZEIDMAN
                                            SR. VICE PRESIDENT & CFO
                                            T: (561) 682-8600
                                            E: mzeidman@ocwen.com

                          OCWEN ASSET INVESTMENT CORP.
                  RECEIVES MAJORITY OF CONSENTS IN TENDER OFFER

WEST PALM BEACH, FL - (December 12, 2000) - Ocwen Asset Investment Corp., a wholly-owned subsidiary of Ocwen Financial Corporation (NYSE:OCN), announced today that consents from holders of a majority in principal amount outstanding of its 11 1/2% Redeemable Notes due 2005 to certain amendments to the indenture pursuant to which the Notes were issued, were received on or before December 11, 2000 and not revoked. The consents of these Holders constitute the Requisite Consents necessary to approve such amendments to the indenture. The amendments would eliminate substantially all of the covenants in the indenture, other than the covenants to pay interest on and principal of the Notes when due and covenants specifically required by the Trust Indenture Act of 1939, as amended, and would eliminate all of the events of default other than those related to the payments of amounts due on the Notes. Consents to these amendments were solicited by the Company pursuant to its Offer to Purchase and Consent Solicitation Statement dated November 14, 2000 and its Supplement dated December 8, 2000 (collectively, the "Statement"). The Company had entered into agreements with Holders of approximately $66.16 million (or 66.6%) in aggregate principal amount of Notes to tender and deliver Consents with respect to such Notes on Friday, December 8, 2000. Certain of those Holders, among others, tendered their Notes and delivered Consents with respect to such notes as of December 11, 2000.

As a result, the Consent Achievement Date (as defined in the Statement) for the Notes is December 11, 2000. The Company will execute a supplemental indenture implementing the amendments to the indenture. Such supplemental indenture will not become operative unless and until validly tendered Notes are accepted for payment by the Company.

The tender offer and consent solicitation will expire at 5:00 P.M., New York City time, on December 21, 2000, unless extended. Consummation of the offer, and payment of the Tender Offer Consideration, is subject to satisfaction of various conditions described in the Statement.

Friedman, Billings, Ramsey & Co., Inc. is the Dealer Manager and Solicitation Agent and Wells Fargo Bank Minnesota, National Association, is the Depositary Agent for the tender offer and consent solicitation.

Ocwen Financial Corporation is a financial services company headquartered in West Palm Beach, Florida. The Company's primary businesses are the servicing and resolution of subperforming and nonperforming residential and commercial mortgage loans. Ocwen also specializes in the related development of loan servicing technology and software for the mortgage and real estate industries. Additional information about Ocwen Financial Corporation is available at www.ocwen.com.

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